EXHIBIT 10(d)

                            Personal and Confidential


                                            February 23, 1998

John C. Fontaine
HUGHES HUBBARD & REED
One Battery Park Plaza
New York, NY 10004

Dear Jack:

This letter sets forth our agreement with respect to your service to Knight Ridder following the expiration of your Board term at the annual meeting on April 28, 1998.

You have agreed to continue to serve as a member of the Executive Committee and a consultant to the Company for a period of 12 months, beginning July 1, 1998 (when the May 5, 1997 agreement expires). Your new consultant period will run from July 1, 1998 thru June 30, 1999, for which the Company will pay you $100,000 in equal monthly installments, plus Executive Committee meeting fees.

Our consulting relationship will not preclude you from accepting consulting assignments from other companies and from other profit-making activities, provided your other assignments and activities do not constitute a conflict of interest with Knight Ridder.

The Company will reimburse you for travel and other out-of-pocket expenses incurred in connection with your Knight Ridder consulting activities. Office space will be provided, when and if required.

I am happy we will continue to work together. If I have accurately summarized our understanding, I'd appreciate your signing and returning one copy of this letter to me for the Company's files.

                                        Sincerely,

                                        /s/ P. ANTHONY RIDDER
                                        -----------------------------
                                            P. Anthony Ridder

Agreed:

/s/ JOHN C. FONTAINE                2/26/98
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    John C. Fontaine                 Date